Exhibit 99.1

BeiGene Presents Preliminary Phase 1 Data on BGB-A317 in Patients with
Hepatocellular Carcinoma at the ESMO 19th World Congress on Gastrointestinal
Cancer

CAMBRIDGE, Mass. and BEIJING, China, June 29, 2017 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ:BGNE), a clinical-stage biopharmaceutical company developing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today presented preliminary results from patients with advanced hepatocellular carcinoma (HCC), more commonly known as liver cancer, enrolled in the Phase 1 study of the investigational anti-PD-1 antibody BGB-A317 in advanced solid tumors at the ESMO 19th World Congress on Gastrointestinal Cancer (WCGI 2017) in Barcelona, Spain. The preliminary Phase 1 data suggest that BGB-A317 was generally well tolerated and exhibited preliminary evidence of anti-tumor activity in HCC patients.

“Current treatment options for patients with liver cancer remain unsatisfactory. We are encouraged that in this trial, BGB-A317 demonstrated preliminary anti-tumor activity in patients with hepatitis B virus-positive HCC, a subtype typically associated with poor prognosis,” commented Chia-Jui Yen, MD, Associate Professor at the National Cheng Kung University Hospital, Tainan, Taiwan, and the lead author of the abstract.

“We are pleased to report preliminary data from HCC patients enrolled in our Phase 1 trial of BGB-A317. We view these early results as encouraging, particularly in this high unmet need indication, and we believe the preliminary safety profile and anti-tumor activity support continued development of BGB-A317 in patients with advanced HCC. We look forward to more mature data in the coming months from these patients, as well as data from additional cohorts of patients in this trial,” commented Amy Peterson, MD, Chief Medical Officer, Immuno-oncology at

BeiGene.

Summary of Results from the Ongoing Phase 1 Study

The multi-center, open-label Phase 1a/1b trial of BGB-A317 as monotherapy in advanced solid tumors is being conducted in Australia, New Zealand, United States, Taiwan, and South Korea and consists of a Phase 1a component (dose escalation, schedule expansion, and fixed dose expansion) and a Phase 1b component of indication expansion in disease-specific cohorts, which includes an HCC cohort.

Data presented at WCGI 2017 are from 40 patients with advanced HCC who were treated with BGB-A317 at a dose of 5 mg/kg every three weeks. The majority of the enrolled patients (34/40 patients) had a hepatitis B virus (HBV) infection. At the time of the data cutoff on April 28, 2017, median treatment duration was 64 days (range of 1 to 471 days).

Adverse events (AEs) assessed by the investigator to be related to treatment occurred in 21 patients (53%). Of those, rash (20%), pruritus (13%), increased aspartate aminotransferase (AST) (8%), fatigue (5%), hypothyroidism (5%), and decreased appetite (5%) were reported in more than one patient. All of the treatment-related AEs were grades 1 or 2, with the exception of one grade 5 event of acute hepatitis assessed by the investigator to be related to BGB-A317. This patient had widely metastatic disease and died five weeks after receiving his first and only dose of BGB-A317 and subsequently developing evidence of disease progression.

At the time of the data cutoff, the efficacy evaluation was early, and 27 patients were evaluable for response. Twelve of the evaluable patients remained on treatment and the majority (seven) of these had only one tumor assessment at the time of the data cutoff. Confirmed and unconfirmed partial responses (PRs) were observed in three patients, all with HBV-positive HCC. One PR was confirmed before the cutoff date, one was confirmed one day following the cutoff date, and one was unconfirmed and the patient remained on therapy. Nine patients achieved stable disease, some of whom also had significant reductions in alpha-fetoprotein levels.

About BGB-A317

BGB-A317 is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD-1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. BGB-A317 has high affinity and specificity for PD-1, and we believe it may be differentiated from the currently approved PD-1 antibodies, as the ability to bind to Fc gamma receptors has been specifically engineered out. BGB-A317 is being developed as a monotherapy and in combination with other therapies for the treatment of various cancers.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 400 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for the treatment of cancer. BeiGene is working to create combination solutions aimed at having both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the encouraging clinical data of BGB-A317 and our future development plans for BGB-A317. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials and manufacturing; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com